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                                                                    EXHIBIT 99.1


           GEORGE J. HALL APPOINTED NEW PRESIDENT AND CEO OF FRANKLIN
         BANCORP AND ITS SUBSIDIARY, FRANKLIN BANK, N.A. -- DAVID SHELP
                       TO RETIRE EFFECTIVE APRIL 18, 2003


Southfield, Michigan - March 19, 2003. (NasdaqNM:FBCP) George J. Hall, former President and CEO of Compass Bank New Mexico, has been named as the new President and CEO of Franklin Bancorp, Inc ((NASDAQ NM: FBCP) and its operating subsidiary, Franklin Bank, N.A. headquartered in Southfield, Michigan. Mr. Hall succeeds David L. Shelp, who announced his retirement after 30 years in the banking business, the last 20 years at Franklin Bank.

         "We are delighted to have George join our team to head our banking operations," said David F. Simon, Chairman of Franklin Bancorp. "George brings a wealth of leadership and experience to Franklin, as well as a strong record of past banking success. At the same time, we will miss the dedication and many contributions of David Shelp to Franklin over the past 20 years." "All of us at Franklin thank David for his many years of devoted and excellent service to the Bank and we wish David the very best in his retirement," added Simon.

         Prior to joining Franklin, Mr. Hall served in various capacities with Compass Bank, a subsidiary of Compass Bancshares, a large regional financial holding company. Most recently, from 2000 to 2002, Mr. Hall was President and CEO of Compass Bank New Mexico. From 1996 to 2000, he was city President of Compass Bank in Montgomery, Alabama. Prior to joining Compass, he spent six years with a New Hampshire-based community bank as regional president of the northern and southern


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Franklin Bancorp Appoints New President and CEO
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regions. Prior to that, he ran the commercial and commercial real estate problem asset division for that bank. Mr. Hall is a former commander in the U.S. Army and received his liberal arts degree from the University of Connecticut.

         While in Albuquerque and Montgomery, Mr. Hall was active in many community and civic organizations; including, a board member and finance committee chairman for the Brantwood Children's Home and the Alabama Shakespeare Festival; a board member of the Montgomery Area Community Development Corporation; a board member of the Montgomery YMCA Metro; a board member of the American Red Cross; and a board member of the Cancer Society.

         Mr. Shelp is a 30-year veteran of the banking industry, the last 20 years in various executive positions at Franklin Bank. Most recently, Mr. Shelp served as President and CEO of Franklin Bank since November, 2000 and in the same positions with Franklin Bancorp since its formation in August, 2002. Mr. Shelp was formerly the chief financial officer at Franklin. He plans to retire from Franklin Bank immediately and from Franklin Bancorp effective April 18, 2003. Mr. Shelp has agreed to provide ongoing consulting services to Franklin following his retirement. "I have enjoyed my 20 years at Franklin Bank and leave behind a competent and capable organization devoted to continuing to deliver superior customer service. I wish them all the very best in the future," said David Shelp.

         In connection with Mr. Shelp's retirement, together with other severance charges incurred during the first quarter of 2003, as a result of previously disclosed severance


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Franklin Bancorp Appoints New President and CEO
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agreements which have been triggered pursuant to their terms, Franklin expects to incur an after-tax severance charge of approximately $1.8 Million during the first quarter of 2003. The estimated potential after-tax cost of the remaining previously disclosed severance agreements, if incurred, is approximately $300,000. It is anticipated that Franklin will report full first quarter earnings on or about April 30, 2003.

         Franklin Bancorp serves as the holding company of Franklin Bank, National Association and is headquartered in Southfield, Michigan. Franklin Bank specializes in serving small and medium-size business customers and their owners throughout the metropolitan Detroit area. Franklin Bank's executive offices, Business Center and one regional branch are located in Southfield, with additional regional branches in Birmingham, Troy and Grosse Pointe Woods. Visit Franklin's website at http://www.franklinbank.com

                                       ###

The matters discussed in this press release contain forward-looking statements that involve risk and uncertainties. Words or phrases "will result," "expect," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ, include, but are not limited to, fluctuations in interest rates, changes in economic conditions of the Bank's market area, changes in policies by regulatory agencies, shareholder derivative litigation relating to the independent committee's investigation, the acceptance of new products, the impact of competitive products and pricing and the other risks detailed from time to time in the Bank's OCC reports, including the Bank's report on Form 10-K for the year ended December 31, 2001 and quarterly reports on Form 10-Q and in Franklin Bancorp's SEC reports. These forward-looking statements represent Franklin Bancorp's judgment as of the date of this report. Franklin Bancorp disclaims, however, any intent or obligation to update these forward-looking statements.




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